ASSET PURCHASE AGREEMENT

                                     BETWEEN

                             PROFORMIX SYSTEMS, INC.

                                       AND

                     VANITY SOFTWARE PUBLISHING CORPORATION

                                   MADE AS OF

                                 APRIL 30, 1998


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                               TABLE OF CONTENTS

                            SHARE PURCHASE AGREEMENT

                           ARTICLE 1 - INTERPRETATION

   1.01    Definitions......................................................   1
   1.02    Headings.........................................................   4
   1.03    Extended Meanings................................................   4
   1.04    Statutory References.............................................   4
   1.05    Accounting Principles............................................   4
   1.06    Currency.........................................................   4
   1.07    Schedules........................................................   5

                         ARTICLE 2 - SALE AND PURCHASE

   2.01    Purchased Assets to be Sold and Purchased........................   6
   2.02    Purchase Price...................................................   7
   2.03    Allocation of Purchase Price.....................................   8
   2.04    Tax Returns......................................................   8
   2.05    Assumption of Obligations and Liabilities........................   8
   2.06    Obligations and Liabilities Not Assumed..........................   8

                   ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

   3.01    Vendor's Representations and Warranties..........................   9
   3.02    Survival of Vendor's Representations, Warranties and Covenants...  16
   3.03    Purchaser's Representations and Warranties.......................  16
   3.04    Survival of Purchaser's Representations, Warranties and
           Covenants........................................................  18

                             ARTICLE 4 - COVENANTS

   4.01    Covenants of the Vendor..........................................  19
   4.02    Covenants of the Purchaser.......................................  21

                             ARTICLE 5 - CONDITIONS

   5.01    Conditions for the Benefit of the Purchaser......................  22
   5.02    Conditions for the Benefit of the Vendor.........................  24

                        ARTICLE 6 - CLOSING ARRANGEMENTS

   6.01    Closing..........................................................  26
   6.02    Examination of Records and Purchased Assets by Purchaser.........  26
   6.03    Examination of Records by Vendor.................................  27
   6.04    Risk of Loss.....................................................  27
   6.05    Delivery of Purchased Assets.....................................  28

                ARTICLE 7 - RISK FACTORS OF ACQUIRED SECURITIES

   7.01    Acknowledgement by Vendor........................................  28

                              ARTICLE 8 - GENERAL

   8.01    Indemnification..................................................  30
   8.02    Further Assurances...............................................  30
   8.03    Fees and Commissions.............................................  30
   8.04    Public Announcements.............................................  30
   8.05    Benefit of the Agreement.........................................  31
   8.06    Entire Agreement.................................................  31
   8.07    Amendments and Waivers...........................................  31
   8.08    Assignment.......................................................  31
   8.09    Notices..........................................................  31
   8.10    Remedies Cumulative..............................................  32
   8.11    Governing Law....................................................  33
   8.12    Attornment.......................................................  33
   8.13    Counterparts.....................................................  33

                            ASSET PURCHASE AGREEMENT


            THIS AGREEMENT is made as of April 30, 1998

BETWEEN:

            PROFORMIX SYSTEMS, INC., a corporation
            incorporated under the laws of the State of Delaware
            (the "Purchaser"),

                                     - and -

            VANITY SOFTWARE PUBLISHING
            CORPORATION, a corporation incorporated under the laws of the Province of Ontario (the "Vendor"),

            WHEREAS the Vendor carries on the business of, inter alia, creating, manufacturing, selling and retailing ergonomic software;

            AND WHEREAS the Vendor desires to sell and the Purchaser desires to purchase certain of the assets of the Vendor pertaining to the said business upon and subject to the terms and conditions hereinafter set forth;

            NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

                           ARTICLE 1 - INTERPRETATION

 1.01       Definitions

            In this Agreement, unless something in the subject matter or context is inconsistent therewith:

"Affiliate" has the meaning attributed thereto in the Business Corporations Act (Ontario).

"Agreement" means this agreement, including its recitals and schedules, as amended from time to time.

"Applicable Law" means:

      (i) any applicable domestic or foreign law including any statute, subordinate legislation or treaty, and

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                                      -2-


      (ii) any applicable guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of a Governmental Authority.

"Balance Sheet" means the balance sheet of the Corporation as at the Balance Sheet Date.

"Balance Sheet Date" means March 31, 1998.

"Business" means the business of, inter alia, creating, manufacturing, selling and retailing ergonomic software at present and heretofore carried on by the Vendor in Toronto, Ontario.

"Business Day" means a day other than a Saturday, Sunday or statutory holiday in Ontario.

"Claims" means all losses, damages, expenses, liabilities (whether accrued, actual, contingent, latent or otherwise), claims and demands of whatever nature or kind including all legal fees and costs on a solicitor and client basis.

"Closing Date" means April 30, 1998 or such other date as may be agreed to in writing between the Vendor and the Purchaser.

"Developers" has the meaning set out in Section 5.01(1)(j).

"Environmental Law" means any Applicable Law relating to the environment including those pertaining to:

      (i) reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or release, or the threat of the same, of Hazardous Substances, and

      (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of Hazardous Substances, including those pertaining to occupational health and safety.

"Exercise Period" has the meaning set out in Section 2.02(1)(b).

"Financial Statements" has the meaning set out in Section 3.01(g).

"Governmental Authority" means any domestic or foreign legislative, executive, judicial or administrative body or person having or purporting to have jurisdiction in the relevant circumstances.

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                                      -3-


"Hazardous Substance" means any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws.

"Indemnitee" has the meaning set out in Section 8.01.

"Indemnitor" has the meaning set out in Section 8.01.

"Intellectual Property" means intellectual property of whatever nature and kind including all domestic and foreign trade-marks, business names, trade names, domain names, trading styles, patents, trade secrets, Software, industrial designs and copyrights, whether registered or unregistered, and all applications for registration thereof, and inventions, formulae, product formulations, technology and techniques, know-how and manuals.

"Inventories" means all inventories of the Business which are of merchantable quality and reasonably fit for the purpose intended including all Ergo Break software, finished goods, work in progress and raw materials.

"Owned Intellectual Property" has the meaning set out in Section 2.01(e).

"Permits" means all permits, consents, waivers, licences, certificates, approvals, authorizations, registrations, franchises, rights, privileges and exemptions, or any item with a similar effect, issued or granted by any person.

"Proceeds" has the meaning set out in Section 6.04(1)(a).

"Proformix Shares" has the meaning set out in Section 2.02(1)(a).

"Purchased Assets" means the Purchased Assets referred to or described in
Section 2.01.

"Purchase Price" has the meaning set out in Section 2.02(1).

"Software" means all software relating to the Business including the computer programs known by the names as set out in Schedule 2.01(e), including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.

"Subsidiary" has the meaning attributed thereto in the Business Corporations Act (Ontario).

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                                      -4-


"Time of Closing" means 9:00 a.m. (Toronto Time) on the Closing Date.

"Third Party Programs" has the meaning set out in Section 3.01(aa).

1.02        Headings

            The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.03        Extended Meanings

            In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations. The term "including" means "including without limiting the generality of the foregoing".

1.04        Statutory References

            In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.05        Accounting Principles

            Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken.

1.06        Currency

            All references to currency herein are to lawful money of Canada.

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                                      -5-


1.07        Schedules

            The following are the Schedules to this Agreement:

      Schedule 2.01(a)       -   Specified Machinery and Equipment

      Schedule 2.01(d)       -   Royalty, Franchise, Licence and Management
                                 Agreements; Other Contracts or Commitments

      Schedule 2.01(e)       -   Owned Intellectual Property

      Schedule 2.01(f)       -   Corporate Names and Trademarks

      Schedule 2.05          -   Assumed Contracts and Commitments

      Schedule 3.01(b)       -   Permitted Encumbrances

      Schedule 3.01(g)       -   Financial Statements of Vendor

      Schedule 3.01(x)       -   Consents Required re Intellectual Property

      Schedule 3.01(aa)      -   Third Party Programs

      Schedule 3.01(dd)      -   Deliverees of Source Code

      Schedule 3.01(ee)      -   Distributors, Agents, Representatives

      Schedule 3.01(ff)      -   Licences, Maintenance and Support Agreements

      Schedule 3.01(gg)      -   Known Problems or Defects in Software

      Schedule 3.01(hh)      -   Current State of Software

      Schedule 3.01(kk)      -   Pending or Threatened Proceedings

      Schedule 3.01(pp)      -   Former Employees

      Schedule 3.01(qq)      -   Employment and Consulting Contracts

      Schedule 5.01(1)(i)    -   Non-Competition Agreement between Vendor and
                                 Purchaser

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                                      -6-


      Schedule 5.01(1)(j)    -   Non-Competition Agreement between Purchaser and
                                 Developers

      Schedule 5.01(1)(k)    -   Legal Opinion of Vendor's Counsel

      Schedule 5.02(1)(d)    -   Legal Opinion of Purchaser's U.S. Counsel

      Schedule 5.02(1)(e)    -   Legal Opinion of Purchaser's Canadian Counsel


                          ARTICLE 2 - SALE AND PURCHASE

2.01        Purchased Assets to be Sold and Purchased

            Upon and subject to the terms and conditions hereof, the Vendor will sell to the Purchaser and the Purchaser will purchase from the Vendor all of the right, title, benefit and interest of the Vendor in and to the following assets (the "Purchased Assets"):

      (a) all machinery and equipment and all computer hardware and peripheral equipment, supplies and accessories of the Business, including the machinery and equipment described in Schedule 2.01(a);

      (b)   all Inventories;

      (c) all of the accounts receivable of the Business, including but not limited to all income tax and National Research Council of Canada refunds applicable to the Business, as permitted by law;

      (d) all royalty, franchise, licence or management agreements and all other contracts or commitments described in Schedule 2.01(d) relating to the Purchased Assets including but not limited to,

            (i) all unfilled orders received by the Vendor in connection with the Purchased Assets; and

            (ii)  all current distribution contracts listed in Schedule 2.01(d);

      (e) all Intellectual Property owned by the Vendor and belonging to or used in the Business (the "Owned Intellectual Property"), including the Intellectual Property listed in Schedule 2.01(e);

      (f)   the goodwill of the Business, including:

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                                      -7-


            (i) the exclusive right to the Purchaser to the use, to the extent permitted by law, of the corporate names and trademarks listed in Schedule 2.01(f); and

            (ii) all records of sales, customer lists and supplier lists of or used in connection with the Business;

      (g) all inspection records and other records, books, documents and data bases recorded or stored by means of any device, including in electronic form, relating to the Purchased Assets as are in the possession or under the control of the Vendor, and all other documents referred to in Section 6.02(1) as shall be requested by the Purchase save and except the Vendor's payroll records and financial statements; and

      (h) any and all U.S. government standing offer listings which have been obtained or are in the process of being obtained by the Vendor in connection with the Purchased Assets.

2.02        Purchase Price

      (1) The consideration payable to the Vendor for the Purchased Assets (such amount being hereinafter referred to as the "Purchase Price") will be as follows:

      (a) 224,000 common shares in the capital stock of the Purchaser ("Proformix Shares") to be issued in the name of and delivered to the Vendor on the Closing Date; and

      (b) a warrant (the "Warrant") to purchase at an exercise price of $5.00 (U.S.) per share an additional 224,000 Proformix Shares which Warrant may be exercised by the Vendor at any time after one year from the Closing Date and up to five years after the Closing Date (the "Exercise Period"). Any exercise of the right to purchase additional Proformix Shares by the Vendor shall be accompanied by a written notice of exercise delivered by the Vendor to the Purchaser during the Exercise Period stating the number of Proformix Shares which the Vendor elects to so purchase. Upon timely receipt of such notice accompanied by appropriate payment for the Proformix Shares, as set forth above, the Purchaser shall cause the appropriate number of Proformix Shares to be issued to the Vendor in accordance with the then applicable securities laws.

      (2) The Vendor acknowledges that Proformix Shares issued pursuant to
Section 2.02(1) shall be restricted as to any sale, transfer or other disposition in Canada pursuant to subsection 72(4) of the Securities Act (Ontario), as amended.

      (3) The Vendor acknowledges that Proformix Shares issued pursuant to
Section 2.02(1) shall be restricted as to any sale, transfer or other disposition for a period of one (1) year from the Closing Date and shall thereafter continue to be so restricted unless said shares have been registered with the United States Securities and Exchange Commission or an exemption from such registration is applicable.

      (4) The Vendor acknowledges that Proformix Shares issued pursuant to this Agreement have not been registered under the United States Securities Act of 1933 (the "United States Securities Act"), as amended, or with any state, provincial or federal agency, including the United States Securities and Exchange Commission, and may not be resold in the United States unless first registered or exempted from registration. The Purchaser or its transfer agent may require an opinion of counsel in support of any claim of exemption from registration.

      (5) For the purposes of Section 2.02(1)(b), a notice of exercise shall be validly made if delivered to the Purchaser in writing, together with a certified cheque in the appropriate U.S. dollar amount, by pre-paid registered mail to the address of the Purchaser specified in Section 8.09.

2.03        Allocation of Purchase Price

            The Purchase Price shall be allocated as follows:

            (a)   Tangible Purchased Assets as per the Balance Sheet; and

            (b) Any remaining amount to intangible Purchased Assets, including but not limited to the Software.

2.04        Tax Returns

            The Vendor and the Purchaser, in filing their respective income tax returns, will use the allocations of the Purchase Price as set forth in Section 2.03.

2.05        Assumption of Obligations and Liabilities

            The Purchaser will assume, fulfil and perform the obligations and liabilities of the Vendor accruing after the close of business on the day before the Closing Date under the contracts and other commitments specifically described in Schedule 2.05 only.

2.06        Obligations and Liabilities Not Assumed

            Except as specifically provided in this Agreement, the Purchaser does not assume and will not be liable for any obligations or liabilities of the Vendor whatsoever including any taxes under the Income Tax Act (Canada) or any other taxes whatsoever that may be or become payable by the Vendor including any income or corporation taxes resulting from or arising as a consequence of the sale by the Vendor to the Purchaser of the Purchased Assets hereunder.

                   ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.01        Vendor's Representations and Warranties

            The Vendor represents and warrants to the Purchaser that:

      Corporate

      (a) The Vendor is a corporation duly incorporated, organized and subsisting under the laws of the Province of Ontario with the corporate power to own its Purchased Assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which the Vendor is subject.

      (b) The Vendor has the power, authority and right to enter into and deliver this Agreement, having obtained all necessary director and shareholder approvals prior to the Closing Date, and to transfer the legal and beneficial title and ownership of the Purchased Assets to the Purchaser free and clear of all liens, charges, encumbrances and any other rights of others, except as disclosed in Schedule 3.01(b).

      (c) This Agreement constitutes a valid and legally binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

      (d) There is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Assets other than pursuant to the provisions of this Agreement or pursuant to purchase orders accepted by the Vendor in the usual and ordinary course of the Business.

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                                      -10-


      (e) Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendor will result in the violation of:

            (i) any of the provisions of the constating documents or by-laws of the Vendor,

            (ii) any agreement or other instrument to which the Vendor is a party or by which the Vendor is bound, or

            (iii) any Applicable Law.

      Financial

      (f) The books and records of the Vendor relating to the Business are true and correct and present fairly and disclose in all material respects the financial position of the Business and all material financial transactions of the Vendor relating to the Business have been accurately recorded in such books and records and, to the extent possible, such books and records have been prepared in accordance with generally accepted accounting principles consistently applied.

      (g) The financial statements of the Vendor, consisting of the Balance Sheet and statements of income, retained earnings and changes in financial position for the period ended on the Balance Sheet Date, (collectively, the "Financial Statements"), a copy of which is attached hereto as Schedule 3.01(g):

            (i) are in accordance with the books and accounts of the Vendor as at the Balance Sheet Date,

            (ii) are true and correct and present fairly the financial position of the Vendor as at the Balance Sheet Date,

            (iii) have been prepared in accordance with generally accepted accounting principles consistently applied, and

            (iv) present fairly all of the Purchased Assets and liabilities of the Vendor as at the Balance Sheet Date including all contingent liabilities of the Vendor as at the Balance Sheet Date.

      (h) The financial position of the Vendor is at least as good as the financial position of the Vendor as at the Balance Sheet Date.

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                                      -11-


      (i) Since the Balance Sheet Date the Business has been carried on in its usual and ordinary course and the Vendor has not entered into any transaction out of the usual and ordinary course of the Business.

      (j) Since the Balance Sheet Date there has been no change in the affairs, business, prospects, operations or condition of the Business, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and ordinary course of business that have not adversely affected the affairs, business, prospects, operations or condition of the Business, financial or otherwise.

      (k) No current or former director, officer, shareholder or employee of the Vendor or any person not dealing at arm's length within the meaning of the Income Tax Act (Canada) with any such person or with the Vendor is indebted to the Vendor.

      Condition of Purchased Assets

      (l) The Vendor is the owner of the Purchased Assets with good and marketable title to the Purchased Assets, free and clear of all liens, charges, encumbrances and any other rights of others, except as disclosed in Schedule 3.01(b).

      (m) The accounts receivable of the Business are good accounts receivable collectible within 90 days and, to the knowledge of the Vendor, are not subject to any defence, counterclaim or set-off.

      (n) All machinery and equipment owned or used by the Vendor in the Business have been properly maintained and are in good working order for the purposes of on-going operation, subject to ordinary wear and tear for machinery and equipment of comparable age.

      (o) All of the Inventories are of merchantable quality and reasonably fit for their usual purpose.

      Contracts and Commitments

      (p) The Vendor is not a party to any contract or commitment relating to the Purchased Assets outside the usual and ordinary course of the Business and is not a party to any contract or commitment relating to the Purchased

            Assets, except such contracts or commitments as are disclosed in
            Schedule 2.01(d).

      (q) The Vendor is not in default or breach of any contract or commitment referred to in Section 2.01(d) and there exists no condition, event or act that, with the giving of notice or lapse of time or both, would constitute such a default or breach, and all such contracts and commitments are in good standing and in full force and effect without amendment thereto and the Vendor is entitled to all benefits thereunder.

      (r) The Vendor is not a party to or bound by any guarantee, indemnification, surety or similar obligation pertaining to the Purchased Assets.

      (s) There are no outstanding orders, notices or similar requirements relating to the Purchased Assets issued by any Governmental Authority and there are no matters under discussion with any Governmental Authority relating to orders, notices or similar requirements.

      Intellectual Property

      (t) The Vendor has the exclusive right to use the Owned Intellectual Property except to the extent the Vendor has licensed others to use the Owned Intellectual Property, which licences are listed in
            Schedule 2.01(d).

      (u) The Owned Intellectual Property is in good standing and has been duly registered or applications to register the same have been filed in all appropriate offices in Canada to preserve the rights therein and of the Vendor thereto.

      (v) The Intellectual Property listed on Schedule 2.01(e) includes all of the Intellectual Property used in or required for the proper carrying on of the Business.

      (w) The Vendor is not a party to any contract or commitment to pay any royalty, licence or other fee with respect to the use of the Owned Intellectual Property except as set out in Schedule 2.01(d).

      (x) No consents are required in order for the Intellectual Property to be licensed or sub-licensed to any third party except as set out in
            Schedule 3.01(x).

      (y) The conduct of the Business does not involve any infringement, misuse or misappropriation of any Intellectual Property rights of third parties.

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                                      -13-


      (z) The Owned Intellectual Property is not invalid or unenforceable. No infringement, misuse or misappropriation of the Owned Intellectual Property has occurred.

      (aa) Except for the third party software ("Third Party Programs") listed in Schedule 3.01(aa), the Software neither contains nor embodies nor uses nor requires any third party software, including development tools and utilities, and the Software, together with the Third Party Programs, contains all material necessary for the continued maintenance and development of the Software.

      (bb) Copies of all licence and maintenance agreements for the Third Party Programs have been made available by the Vendor to the Purchaser, except in respect of Third Party Programs that are shrink wrapped software and that are purchased off-the-shelf by the Vendor in order to be passed through to the Vendor's customers.

      (cc) Except as disclosed in Schedule 3.01(dd), the source code for the Software has not been delivered or made available to any person and the Vendor has not agreed to or undertaken to or in any other way promised to provide such source code to any person other than the Purchaser.

      (dd) Except as listed in Schedule 3.01(ee), there are no, and have never been any, distributors, sales agents, representatives or other persons, including VARs, OEMs or resellers, who have or had rights to market or license the Software.

      (ee) Schedule 3.01(ff) lists all the other licences, maintenance or support agreements, development contracts and all other agreements (other than requests for proposals and proposals which are referred to in such agreements) between the Vendor and users of the Software, copies of each of which have been made available to the Purchaser.

      (ff) Except as listed in Schedule 3.01(gg), there are no known problems or defects in the Software including bugs, logic errors or failures of the Software to operate as described in the related documentation.

      (gg) Schedule 3.01(hh) accurately describes the current state of the Software, together with all current development plans for the Software, including design problems, remedial plans, requests for new features from customers and enhancement plans.

      Environmental

      (hh) The Business, as carried on by the Vendor, and the Purchased Assets are in compliance in all material respects with all Environmental Laws and there are no facts that could give rise to a notice of non-compliance with any Environmental Law.

      Taxes

      (ii)  The Vendor is not a non-resident person within the meaning of section 116 of the Income Tax Act (Canada).

      General

      (jj) There are no actions, suits or proceedings pending or threatened against or adversely affecting, or which could adversely affect the Purchased Assets, except such actions, suits or proceedings as are disclosed in Schedule 3.01(kk).

      (kk) The Vendor is conducting the Business in compliance with all Applicable Laws of Canada and of the Province of Ontario and all municipalities thereof in which the Business is carried on, is not in breach of any such Applicable Laws and is duly licensed, registered or qualified in the Province of Ontario and all municipalities thereof in which the Vendor carries on the Business to enable the Business to be carried on as now conducted and the Purchased Assets to be owned, leased and operated, and all such licences, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation which has or may have an adverse effect on the operation of the Business or which may be affected by the completion of the transactions contemplated hereby.

      (ll) The Purchased Assets are validly insured and there are no pending insurance claims in respect thereto.

      (mm) The Vendor has provided to the Purchaser all information that it is aware of relating to the Purchased Assets that would likely be material to a purchaser of the Purchased Assets. To the Vendor's knowledge, all such information is true and correct and no material facts have been omitted therefrom that would make such information misleading.

      Acquired Securities

      (nn)  The Vendor is not:

            (i)   a natural person resident of the United States;

            (ii) a partnership or corporation organized or incorporated under the laws of the United States;

            (iii) an estate of which any executor or administrator is a U.S.
                  person;

            (iv)  a trust of which any trustee is a U.S. person;

            (v) an agency or branch of a foreign entity located in the United States;

            (vi) a non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

            (vii) a discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and/or

            (viii) a partnership or corporation if organized or incorporated under the laws of any foreign jurisdiction which is formed by a U.S. person principally for the purpose of investing in securities not registered under the Act.

      Employees

      (oo) The sole employee of the Vendor is Mr. David Thomas, who is a non-paid employee. To the best of the Vendor's knowledge after due inquiry, attached as Schedule 3.01(pp) is a complete list of former employees of the Vendor.

      (pp) To the best of the Vendor's knowledge after due inquiry, except as disclosed in Schedule 3.01(qq), the Vendor is not a party to any written or other employment contract or consulting contract, whether formal or informal, with any person whomsoever.

      (qq) The Vendor is not bound by or a party to any collective bargaining agreement.

3.02        Survival of Vendor's Representations, Warranties and Covenants

      (1) The representations and warranties of the Vendor set forth in Section
3.01 will survive the completion of the sale and purchase of the Purchased Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser for a period of two years from the Closing Date.

      (2) The covenants of the Vendor set forth in this Agreement (other than the covenant set forth in Section 4.01(2) with respect to representations and warranties being true at the Time of Closing) will survive the completion of the sale and purchase of the Purchased Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof.

3.03        Purchaser's Representations and Warranties

            The Purchaser represents and warrants to the Vendor that:

      (a) the Purchaser is a corporation duly incorporated, organized and subsisting under the laws of the State of Delaware with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities, and taxation laws or any other laws to which the Purchaser is subject;

      (b) the Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Purchaser contemplated hereunder;

      (c) this Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

      (d) neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser will result in a violation of:

            (i) any of the provisions of the constating documents or by-laws of the Purchaser;

            (ii) any agreement or other instrument to which the Purchaser is a party or by which the Purchaser is bound; or

            (iii) any Applicable Law;

      (e) the Proformix Shares and the Warrant have been duly authorized and issued and all necessary corporate action has been taken to permit the transfer of the Proformix Shares and Warrant to the Vendor pursuant to the terms of this Agreement;

      (f) the issuance and transfer of the Proformix Shares and Warrant is in compliance with Applicable Law;

      (g) between January 1, 1998, and April 15, 1998, the Purchaser received an aggregate U.S.$2,787,000 in additional equity capital against issuance of 790,311 common shares;

      (h) as of the date of this Agreement, the issued and outstanding capital for the Purchaser is 4,749,132 common shares and 10 cumulative preference shares;

      (i) as of the date of this Agreement, there are outstanding warrants, options and similar instruments issued by the Purchaser which, if exercised, would increase the outstanding capital for the Purchaser by 1,720,621 common shares and with the resulting capital infusion of US $6,601,165;

      (j) the Purchaser is current in all of its filings with all appropriate federal, state and administrative agencies and regulators and is in compliance with all applicable securities laws in the United States and Canada;

      (k) within the last six months, the Purchaser has not committed any act of bankruptcy nor have proceedings been instituted by it or against it in respect to any bankruptcy, reorganization, arrangement, insolvency, liquidation or any other proceeding for the relief of debtors;

      (l) in the three months prior to this Agreement, there has been no material adverse change in the Purchaser's business or financial affairs;

      (m) there has been no cease trade order made in the last year in respect to the trading of Proformix Shares;

      (n) the shares of Proformix are listed on NASDAQ OTC Electronic Bulletin Board and have been so listed for the 6 months prior to the date of this Agreement, and no proceedings have been instituted and no notices have been given in the last 6 months to delist the shares of Proformix from such NASDAQ OTC Electronic Bulletin Board;

      (o)   the Purchaser is a non-resident of Canada;

      (p)   the Purchaser is not registered under Subdivision d of Division V of
            Part IX of the Excise Tax Act (Canada);

      (q) the Purchaser intends to export the Purchased Assets to a place outside Canada as soon as practicable after receiving delivery thereof;

      (r) the Purchaser is not acquiring the Purchased Assets for consumption, use or supply in Canada and will not process, transform or alter the Purchased Assets while in Canada, except to the extent reasonably necessary for, or incidental to their transportation to a place outside Canada; and

      (s) the Purchaser is acquiring the ownership, possession or use under this Agreement of all or substantially all of the property that can reasonably be regarded as being necessary for the Purchaser to be capable of carrying on the Business of the Vendor as a business within the meaning of section 167.1 of the Excise Tax Act (Canada).

3.04        Survival of Purchaser's Representations, Warranties and Covenants

      (1) The representations and warranties of the Purchaser set forth in
Section 3.03 will survive the completion of the sale and purchase of the Purchased Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendor for a period of two years from the Closing Date.

      (2) The covenants of the Purchaser set forth in this Agreement (other than the covenant set forth in Section 4.02(2) with respect to representations and warranties being true at the Time of Closing) will survive the completion of the sale and purchase of the Purchased Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendor in accordance with the terms thereof.

3.05        Appointment of Trustee for Rights of Dissolved Vendor

      (1) Subject to subsection 3.05(2), the Purchaser appoints 1293614 Ontario Inc. and its heirs, estate trustees, successors and assigns as trustee (the "Trustee") of the rights of the Vendor under this Agreement for the benefit of the shareholders of the Vendor (as last recorded in the Vendor's corporate records), with the intent that the Trustee shall be entitled to maintain any action against the Purchaser in the place and stead of the Vendor and as if the Trustee were the Vendor, mutatis mutandis. The Purchaser shall bear no liability for the fees and expenses of the Trustee.

      (2) Subsection 3.05(1) shall be without effect until such time as the Vendor has been dissolved pursuant to Part XIV of the Business Corporations Act (Ontario), and shall be without effect unless there remain statutory rights pursuant to that act enabling the Purchaser to maintain actions against the Vendor, and the shareholders of the Vendor to whom property of the Vendor is distributed upon dissolution, in form and substance similar to the rights currently set out in sections 242 and 243 of that act. The rights of the Trustee shall be further limited in that the amount of any judgment that the Trustee may obtain in any action against the Purchaser shall be reduced by a percentage equal to the percentage of the 224,000 Proformix Shares which were not, as of the date of commencement of such action, beneficially owned by persons who were, as at the Closing Date, registered shareholders of the Vendor, or their respective heirs, estate trustees or successors.

      (3) The provisions of this section 3.05 will survive the completion of the sale and purchase of the Purchased Assets herein provided for and notwithstanding such completion will, subject to the conditions precedent specified in subsection 3.05(2), continue in full force and effect until the fifth anniversary of the date of dissolution of the Vendor.

                              ARTICLE 4 - COVENANTS

4.01        Covenants of the Vendor

      (1) In addition to any other provision for indemnification by the Vendor contained in this Agreement, the Vendor will indemnify and save harmless the Purchaser and the directors, officers, employees and agents of the Purchaser from and against:

      (a) all third party claims relating to the Purchased Assets and accruing up to the close of business on the day before the Closing Date; and

      (b) all Claims incurred by the Purchaser directly or indirectly resulting from any breach of any covenant of the Vendor contained in this Agreement or, subject to Section 2.05, from any inaccuracy or misrepresentation in any representation or warranty set forth in
            Section 3.01.

      (2) The Vendor will ensure that the representations and warranties of the Vendor set forth in Section 3.01 are true and correct at the Time of Closing and that the conditions of closing for the benefit of the Purchaser set forth in
Section 5.01(1) have been performed or complied with by the Time of Closing.

      (3) The Vendor immediately after the Closing Date will file:

      (a) articles of amendment changing its corporate name to one that does not include any trade mark or trade name included in the Purchased Assets, and

      (b) cancellations with all applicable Governmental Authorities of the registrations of all business names included in the Purchased Assets.

      (4) The Vendor will, from and after the Closing Date, refrain from using or conducting business under any of the business names, trade names, trade-marks or other Intellectual Property acquired pursuant to this Agreement, including but not limited to the business name "Vanity" and the trade-mark "Ergo Break".

      (5) The Vendor will not be responsible for Goods and Services Tax or Retail Sales Tax payable upon and in connection with the conveyance and transfer of the Purchased Assets by the Vendor to the Purchaser under this Agreement.

      (6) The Vendor and its designees shall cooperate with the Purchaser in all respects in connection with supplying all information reasonably requested by the Purchaser or its counsel and executing and returning all documents reasonably requested in connection with the claim of exemption from registration including, but not limited to, investor suitability and accreditation questionnaires.

      (7) Notwithstanding any of the other provisions of this Agreement, the Vendor will not be liable to the Purchaser or to the directors, officers, employees, shareholders or agents of the Purchaser for any Claim directly or indirectly resulting from:

      (a) any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.01 unless any claim or demand by the Purchaser against the Vendor with respect thereto is given to the Vendor by the Purchaser within the time period referred to in
            Section 3.02(1);

      (b) any matter from and against which the Purchaser and the directors, officers, employees and agents of the Purchaser are indemnified pursuant to Section 4.01(1) unless any claim or demand by the Purchaser or the directors, officers, employees or agents of the Purchaser against the Vendor with respect thereto is given to the Vendor by the Purchaser within two years from the date hereof; or

      (c) any breach of any covenant of the Vendor contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.01 or resulting from any matter from and against which the Purchaser and the directors, officers, employees and agents of the Purchaser are indemnified hereunder, unless and until the aggregate of all such Claims exceeds $10,000, and then only to the extent that such aggregate exceeds such amount, other than, in any case, any Claim attributable to the lack of ownership of, or title to, the Purchased Assets.

4.02        Covenants of the Purchaser

      (1) In addition to any other provision for indemnification by the Purchaser contained in this Agreement, the Purchaser will indemnify and save harmless the Vendor and the directors, officers, employees and agents of the Vendor from and against all Claims incurred by the Vendor directly or indirectly resulting from any breach of any covenant of the Purchaser contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.03.

      (2) The Purchaser will ensure that the representations and warranties of the Purchaser set forth in Section 3.03 are true and correct at the Time of Closing and that the conditions of closing for the benefit of the Vendor set forth in Section 5.02(1) have been performed or complied with by the Time of Closing.

      (3) Notwithstanding any of the other provisions of this Agreement, the Purchaser will not be liable to the Vendor or to the directors, officers, employees, shareholders or agents of the Vendor for any Claim directly or indirectly resulting from:

      (a) any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.03 unless any claim or demand by the Vendor against the Purchaser with respect thereto is given to the Purchaser by the Vendor within the time period referred to in
            Section 3.04(1); or

      (b) any breach of any covenant of the Purchaser contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.03 or resulting from any matter from and against which the Vendor and the directors, officers, employees and agents of the Vendor are indemnified hereunder, unless and until the aggregate of all such Claims exceeds $10,000, and then only to the extent that such aggregate exceeds such amount, other than, in either case, any Claim attributable to any misrepresentation contained in subsections 3.03(e) or 3.03(f) of this Agreement.

      (4) The Purchaser shall use its best efforts to avoid the taking of any action a material purpose of which is to hinder or impede the efforts of the Vendor or its shareholders (or former shareholders, as the case may be) to trade the Proformix Shares in accordance with Applicable Law.

      (5) The Purchaser shall, following the expiration of the one year hold period applicable to the Proformix Shares, use its best efforts to assist the holder(s) of the Proformix Shares in complying with applicable exemptions available under United States securities laws, in order to assist such holder(s) in the trading of the Proformix Shares.

                             ARTICLE 5 - CONDITIONS

5.01        Conditions for the Benefit of the Purchaser

      (1) The sale by the Vendor and the purchase by the Purchaser of the Purchased Assets is subject to the following conditions, which are for the exclusive benefit of the Purchaser and which are to be performed or complied with at or prior to the Time of Closing:

      (a)   the representations and warranties of the Vendor set forth in
            Section 3.01 will be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

      (b) the Vendor will have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendor at or prior to the Time of Closing;

      (c) the Purchaser will be furnished with such certificates or other instruments (including instruments of conveyance with respect to the Purchased Assets) of the Vendor or of officers of the Vendor as the Purchaser or the Purchaser's counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Vendor at or prior to the Time of Closing have been performed or complied with and that the representations and warranties of the Vendor herein given are true and correct at the Time of Closing;

      (d) the transactions contemplated by this Agreement shall have been approved by the shareholders of the Vendor by special resolution and no shareholder of the Vendor shall have exercised a right of dissent pursuant to Section 185 of the Business Corporations Act (Ontario) in respect thereto;

      (e) no action or proceeding in Canada will be pending or threatened by any person, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the sale and purchase of the Purchased Assets contemplated hereby;

      (f) no material damage by fire or other hazard to the Purchased Assets will have occurred from the date hereof to the Time of Closing;

      (g) the Purchaser will have been furnished with evidence satisfactory to it that the sale and purchase of the Purchased Assets is in compliance with the provisions of the Bulk Sales Act (Ontario);

      (h) all necessary steps and proceedings will have been taken to permit the Purchased Assets to be duly and regularly transferred to and registered in the name of the Purchaser;

      (i) there will be a non-competition agreement entered into between the Vendor and the Purchaser substantially in the form attached hereto as Schedule 5.01(1)(i);

      (j) there will be a non-competition agreement entered into between each of Lixin Lu, Sandy Wong and Sundeep Mudarth (collectively, "the Developers") and the Purchaser substantially in the form attached hereto as Schedule 5.01(1)(j)

      (k) the Vendor will have delivered to the Purchaser a favourable opinion of the Vendor's counsel substantially in the form attached hereto as
            Schedule 5.01(1)(k);

      (l) the Vendor will have delivered to the Purchaser a certificate issued by the Ministry of Finance of Ontario pursuant to section 6 of the Retail Sales Tax Act (Ontario) which indicates that the Vendor has paid all taxes collectable or payable under the said Act up to the Closing Date or has entered into an arrangement satisfactory to the said Minister for the payment of such taxes;

      (m) the Developers shall have waived all rights and interests, moral, proprietary or otherwise, if any, in and to the Software;

      (n) the Purchaser shall have had an opportunity to inspect and test compilable source code versions of the Software, and the results of such inspection and testing shall be acceptable to the Purchaser in its sole discretion, acting reasonably; and

      (o) the Purchaser shall be satisfied that Goods and Services Tax and Retail Sales Tax is not exigible in respect of the sale of the Purchased Assets by the Vendor to the Purchaser.

      (2) In case any term or covenant of the Vendor or condition to be performed or complied with for the benefit of the Purchaser at or prior to the Time of Closing has not been performed or complied with at or prior to the Time of Closing, the Purchaser, without limiting any other right that the Purchaser has, may at its sole option either:

      (a) rescind this Agreement by notice to the Vendor, and in such event the Purchaser will be released from all obligations hereunder; or

      (b) waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part;

and, if the Purchaser rescinds this Agreement pursuant to Section 5.01(2)(a), the Vendor will also be released from all obligations hereunder.

5.02        Conditions for the Benefit of the Vendor

      (1) The sale by the Vendor and the purchase by the Purchaser of the Purchased Assets is subject to the following conditions, which are for the exclusive benefit of the Vendor and which are to be performed or complied with at or prior to the Time of Closing:

      (a)   the representations and warranties of the Purchaser set forth in
            Section 3.03 will be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

      (b) the Purchaser will have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Time of Closing;

      (c) the Vendor will be furnished with such certificates or other instruments of the Purchaser or of officers of the Purchaser as the Vendor or the Vendor's counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Purchaser at or prior to the Time of Closing have been performed or complied with and that the representations and warranties of the Purchaser herein given are true and correct at the Time of Closing;

      (d) the Purchaser will have delivered to the Vendor a favourable opinion of the Purchaser's U.S. counsel substantially in the form attached as Schedule 5.02(1)(d);

      (e) the Purchaser will have delivered to the Vendor a favourable opinion of the Purchaser's Canadian counsel substantially in the form attached as Schedule 5.02(1)(e);

      (f) prior to the Time of Closing, the Purchaser shall have made adequate provision for the immediate payment in full of (i) all claims of the unsecured creditors of the Vendor of which the Purchaser has notice and (ii) all claims of secured creditors of the Vendor of which the Purchaser has notice;

      (g) the Purchaser shall have delivered to the Vendor an acknowledgement that all indebtedness owed to the Purchaser in respect of demand promissory notes dated (i) March 12, 1998, (ii) April 17, 1998, and
            (iii) April 22, 1998, is no longer owing or due and the Purchaser shall have delivered such demand promissory notes to the Vendor;

      (h) the Vendor shall be satisfied that Goods and Services Tax and Retail Sales Tax is not exigible in respect of the sale of the Purchased Assets by the Vendor to the Purchaser; and

      (i) the transactions contemplated by this Agreement shall have been approved by the Shareholders of the Vendor by special resolution, and no shareholder of the Vendor shall have exercised a right of dissent pursuant to Section 185 of the Business Corporations Act (Ontario) in respect thereto.

      (2) In case any term or covenant of the Purchaser or condition to be performed or complied with for the benefit of the Vendor at or prior to the Time of Closing has not been performed or complied with at or prior to the Time of Closing, the Vendor, without limiting any other right that the Vendor has, may at its sole option either:

      (a) rescind this Agreement by notice to the Purchaser, and in such event the Vendor will be released from all obligations hereunder; or

      (b) waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part;

and, if the Vendor rescinds this Agreement pursuant to Section 5.02(2)(a), the Purchaser will also be released from all obligations hereunder.

                        ARTICLE 6 - CLOSING ARRANGEMENTS

6.01        Closing

            The sale and purchase of the Purchased Assets will be completed at the Time of Closing at the offices of McCarthy Tetrault, Suite 4800, Toronto Dominion Bank Tower, Toronto-Dominion Centre, Toronto, Ontario.

6.02        Examination of Records and Purchased Assets by Purchaser

      (1) The Vendor will forthwith make available to the Purchaser and its authorized representatives all data bases recorded or stored by means of any device, including in electronic form, title documents, abstracts of title, deeds, surveys, leases, certificates of trade marks and copyrights, Software, contracts and commitments in its possession or under its control relating to any of the Purchased Assets or the Business; and the Vendor will forthwith make available to the Purchaser and its authorized representatives for examination all books of account and accounting records relating to the Business and the Vendor will, if reasonably requested, provide copies of the following records maintained in connection with the Business: financial statements, records of past sales, customer lists, supplier lists, payroll records, inventory data, inventory master records and accounts receivable data. The Vendor will give the Purchaser and its authorized representatives every reasonable opportunity to have access to and to inspect the Purchased Assets. The exercise of any rights of access or inspection by or on behalf of the Purchaser under this Section 6.02(1) will not affect or mitigate the covenants, representations and warranties of the Vendor hereunder which will continue in full force and effect.

      (2) At the Time of Closing the Vendor will deliver to the Purchaser all of the documents referred to in Section 6.02(1) as shall be requested by the Purchaser, save and except the payroll records and the financial statements. The Purchaser will preserve the documents so delivered for a period of six years from the Closing Date, or for such other period as is required by any Applicable Law, and will permit the Vendor and its authorized representatives reasonable access thereto in connection with the affairs of the Vendor, but the Purchaser will not be responsible or liable to the Vendor for or as a result of any loss or destruction of or damage to any such documents.

      (3) Both prior to the Closing Date and, if the sale and purchase of the Purchased Assets hereunder fails to occur for whatever reason, thereafter the Purchaser will not disclose to anyone or use for its own or for any purpose other than the purpose contemplated by this Agreement any confidential information concerning the Vendor or the Business obtained by the Purchaser pursuant hereto, will hold all such information in the strictest confidence and, if the sale and purchase of the Purchased Assets hereunder fails to occur for whatever reason, will return all documents, records and all other information or data relating to the Vendor or to the Business which the Purchaser obtained pursuant hereto.

      (4) From and after the Closing Date the Vendor will not disclose to anyone or use for any purpose any confidential information concerning the Purchased Assets purchased by the Purchaser pursuant hereto and will hold all such information in the strictest confidence.

6.03        Examination of Records by Vendor

      (1) The Vendor may request an opportunity to verify any of the information relating to the Purchaser included herein and to obtain any additional information regarding the Purchaser which is publicly available to shareholders of the Purchaser.

6.04        Risk of Loss

      (1) Until the Time of Closing the Purchased Assets will remain at the risk of the Vendor. In the event of any loss, damage or claim in respect of any risk for which insurance is to be carried as aforesaid arising before the Time of Closing the Purchaser, as an additional condition of closing, will be entitled to be satisfied that the insurers have accepted the claim of the Vendor for payment in accordance with the terms of the policies. If any destruction or damage occurs to the Purchased Assets on or before the Time of Closing or if any or all of the Purchased Assets are appropriated, expropriated or seized by governmental or other lawful authority on or before the Time of Closing, the Vendor will forthwith give notice thereof to the Purchaser and the Purchaser will have the option, exercisable by notice to the Vendor on or before the Time of Closing:

      (a) to reduce the Purchase Price by an amount equal to the proceeds of insurance or compensation for destruction or damage or appropriation, expropriation or seizure and business interruption with respect thereto (in this Section 6.04 referred to as the "Proceeds"), and to complete the purchase; or

      (b) to complete the purchase without reduction of the Purchase Price, in which event all Proceeds will be payable to the Purchaser and all right and claim of the Vendor to any such amounts not paid by the Closing Date will be assigned to the Purchaser.

      (2) If the cost to repair the destruction or damage referred to in Section 6.04(1) is in excess of $15,000 and if the Vendor gives notice pursuant to
Section 6.04(1) within 30 Business Days prior to Closing Date, the Closing Date will be postponed until 5 Business Days after the giving of such notice by the Vendor.

      (3) If the Purchaser elects to reduce the Purchase Price pursuant to
Section 6.04(1)(a), the Vendor and the Purchaser will at the Time of Closing determine the amount of the reduction to the extent that it is then determinable and will undertake to adjust such amount after the Closing Date, if necessary.

6.05        Delivery of Purchased Assets

            Immediately following closing, the Vendor shall ship the Purchased Assets to or to the direction of the Purchaser at a location which shall be outside of Canada, which shipment shall be made using a carrier and in the manner approved by the Purchaser prior to the Time of Closing. The Purchaser shall be responsible for payment of all costs of shipment in connection with such shipment of the Purchased Assets.

                 ARTICLE 7 - RISK FACTORS OF ACQUIRED SECURITIES

7.01        Acknowledgement by Vendor

            The Vendor acknowledges that Proformix Shares issued pursuant to this Agreement may carry certain significant risks which include but are not limited to the following:

      (a) The Purchaser has a limited operating history and its operations are subject to all of the risks inherent in the establishment and development of like business enterprises. The Purchaser offers no assurances that the Purchaser's products will be profitably produced and marketed or that it can manage its growth effectively or that the demand for the Purchaser's products will not decrease.

      (b) Products developed for the computer workplace face intense competition. The Purchaser will be at a competitive disadvantage in seeking to compete with companies having more Purchased Assets, larger technical staffs, established market shares and greater financial and operational resources than the Purchaser. The Purchaser offers no assurances that it will be able to meet this competition and operate profitably.

      (c) Proformix Shares are highly speculative, involve a high degree of risk and should not be purchased by any person who cannot afford the loss of his entire investment. The acquisition of Proformix Shares would be "unsuitable" for any person who cannot afford to sustain such a loss.

      (d) The Purchaser offers no assurances that an active public trading market for Proformix Shares will continue following the execution of this Agreement, or that there will be any market for Proformix Shares at the time that the Proformix Shares acquired pursuant to this Agreement become freely tradeable. Similarly, the Purchaser offers no assurances that the value of the Proformix Shares acquired by the Vendor pursuant to this Agreement, in any market which may develop, will equal or exceed the present value of the Shares.

      (e) Proformix Shares acquired by the Vendor pursuant to this Agreement have not been registered with the Securities and Exchange Commission under the United States Securities Act of 1933 or under the securities laws of any state or province. The right of any purchaser to sell, transfer, pledge or otherwise dispose of Proformix Shares in the United States, Canada and, specifically, in the United States over-the-counter market will be limited by the United States securities laws, state and provincial securities laws and any regulations promulgated thereunder; unless, in the opinion of counsel satisfactory to the Purchaser, any such sale, transfer, assignment, pledge or hypothecation will not violate the registration and other requirements under such laws. Consequently, a holder of Proformix Shares may not be able to readily liquidate his investment.

      (f) Holders of Proformix Shares are not entitled to accumulate their votes for the purposes of electing directors or otherwise. Accordingly, a majority of holders of Proformix Shares present at a meeting of shareholders will be able to elect all of the directors of the Purchaser and any minority shareholders will not be able to elect a representative to the Purchaser's board of directors.

      (g) The Purchaser has no present intention to pay dividends to holders of Proformix Shares and plans to retain earnings, if any, for the operation and expansion of its business.

      (h) The value of the Proformix Shares and Warrant which constitute the Purchase Price may not bear any relationship to the Purchased Assets, book value, earnings or net worth of the Purchaser and should not be considered an indication of the actual value of the Purchaser's securities.

                               ARTICLE 8 - GENERAL

8.01        Indemnification

            The obligations of the Vendor and the Purchaser under this Agreement to indemnify and save harmless the other and its directors, officers, employees and agents are, in the case of any Claim by a third party, conditional upon the party that is otherwise entitled to be indemnified (the "Indemnitee") giving prompt notice to the other (the "Indemnitor") of such Claim and permitting the Indemnitor at its expense to participate in all negotiations relating thereto, to assume the defence of any action or proceeding relating thereto and to determine (with the Indemnitee, acting reasonably) whether any settlement should be made with respect thereto; provided that if, in the sole opinion of the Indemnitee, the interests of the Indemnitee are different from those of the Indemnitor in connection with such Claim, the Indemnitee will have the right, at the Indemnitor's expense, to defend its own interests provided that any settlement of such Claim is on terms and conditions approved by the Indemnitor, acting reasonably. If the Indemnitor does not defend any Claim, the Indemnitee will have the right to do so on its own behalf and on behalf of the Indemnitor at the expense of the Indemnitor.

8.02        Further Assurances

            Each of the Vendor and the Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

8.03        Fees and Commissions

            Each of the Vendor and the Purchaser will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred, except that the Purchaser shall reimburse the Vendor for legal expenses incurred in connection with the transaction contemplated by this Agreement to a maximum of $25,000, of which $12,500 has been previously advanced by the Purchaser to the Vendor.

8.04        Public Announcements

            Except as required by law, no public announcement or press release concerning the sale and purchase of the Purchased Assets may be made by the Vendor or the Purchaser without the prior consent and joint approval of the Vendor and the Purchaser.

8.05        Benefit of the Agreement

            This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the parties hereto.

8.06        Entire Agreement

            This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

8.07        Amendments and Waivers

            No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

8.08        Assignment

            This Agreement may not be assigned by the Vendor without the written consent of the Purchaser but may be assigned by the Purchaser without the consent of the Vendor to an Affiliate of the Purchaser, provided that such Affiliate enters into a written agreement with the Vendor to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound and provided that the Purchaser will continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do so.

8.09        Notices

            Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

            To the Vendor:    Vanity Software Publishing Corporation
                              119 Spadina Avenue
                              Suite 400
                              Toronto, Ontario
                              M5V 2L1

                              Fax No.: (416) 204-1760

                              Attention: David Thomas
                                         President and CEO

            To the Purchaser: Proformix Systems, Inc.
                              50 Tannery Road
                              Branchburg, New Jersey
                              08876

                              Fax No.: (908) 534-9161

                              Attention: Jerry Swon
                                         President

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the seventh (7th) Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication.

8.10        Remedies Cumulative

            The right and remedies of the parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

8.11        Governing Law

            This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

8.12        Attornment

            For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. The Vendor and the Purchaser each hereby attorns to the jurisdiction of the courts of the Province of Ontario.

8.13        Counterparts

            This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

            IN WITNESS WHEREOF the parties have executed this Agreement.

                                             PROFORMIX SYSTEMS, INC.

                                             Per: /s/ Jerry Swon
                                                 -------------------------------
                                                                            c/s

                                             -----------------------------------


                                             VANITY SOFTWARE PUBLISHING
                                             CORPORATION

                                             Per: /s/ David Thomas
                                                 -------------------------------
                                                                            c/s

                                             -----------------------------------